Exhibit 99.1
PART I
ITEM 1A. RISK FACTORS.
Recent worldwide economic turmoil may adversely affect our operating results or our ability to forecast our business.
Our operations and performance depend significantly on worldwide economic conditions and their impact on purchases of our products by our customers. These economic conditions have recently deteriorated significantly in many countries and regions, and may remain depressed for the foreseeable future. For example, the direction and relative strength of the U.S. and international economies remains uncertain due to softness in the housing markets, difficulties in the financial services sector and credit markets and continuing geopolitical uncertainties. Customers may experience unexpected fluctuations in demand for their products, as consumers alter purchasing activities in response to this economic uncertainty, and these customers may change or scale back product development efforts, product purchases or other sales activities that affect purchases of our products. This uncertainty may affect our ability to provide or meet specific forecasted results, as we attempt to address this increased volatility in our business. It is currently unclear as to what overall effect these economic conditions and uncertainties will have on the marketplace and our future business. If we are unable to adequately respond to changes in demand resulting from general economic conditions, or if these economic conditions persist or continue to deteriorate, our financial condition and operating results may be materially and adversely affected.
Our operating results may be adversely impacted by the inability of certain of our customers to access their traditional sources of credit to finance the purchase of products from us, which could lead them to reduce their level of purchases or seek credit or other accommodations from us.
The inability of our customers to access capital efficiently could cause disruptions in their businesses, thereby negatively impacting ours. For example, if our customers or channel partners do not have sufficient liquidity, they could reduce or limit new purchases, which could result in lower demand for our products or place us at risk for any trade credit we have extended to them, due to their inability to repay us. This risk may increase if the general economic downturn materially impacts significant customers or a large number of our other customers and they are not able to adequately manage their business risks or do not properly disclose their financial condition to us.
Certain of our suppliers may be unable to access their traditional sources of credit to finance their operations, which could lead them to reduce their level of support to us.
Due to the current difficult macroeconomic environment, we may experience significant disruption or termination of the supply of some of our component parts or incur significant increases in the costs of component parts that we obtain from suppliers. Such disruptions, terminations or cost increases could result in an adverse impact on our business, operating results and financial condition.

Our operating results fluctuate.
Our revenue, earnings, margins and other operating results have fluctuated significantly in the past and may fluctuate significantly in the future. Our future operating results will depend on many factors, including the following:
•	our ability to accurately predict market requirements and evolving industry standards in a timely manner;

•	our ability to accurately predict customer demand and thereby avoid the possibility of obsolete inventory, which would reduce our profit margins;

•	the ability of third party foundries, assembly, test and tape and reel partners to handle our products in a timely and cost-effective manner that meets our customers’ requirements;

•	our customers’ and distributors’ ability to manage the inventory that they hold and forecast their demand;

•	our ability to achieve cost savings and improve yields and margins on our new and existing products;

•	our ability to respond to possible downward pressure on the average selling prices of our products caused by our customers or our competitors;

•	our ability to efficiently utilize our capacity, or acquire additional capacity, in response to customer demand;

•	our ability to successfully complete the ongoing efforts of certain cost-reduction actions; and

•	our ability to successfully integrate and realize expected synergies from our recent acquisitions.
It is likely that our future operating results could be adversely affected by one or more of the factors set forth above or other similar factors. If our future operating results are below the expectations of stock market analysts or our investors, our stock price may decline.
Our industry’s technology changes rapidly and we depend on the development and growth of the wireless markets.
We depend on the development and growth of markets for wireless communications products and services. We cannot be sure about the rate at which markets for these products will develop or our ability to produce competitive products for these markets as they develop.
We design and manufacture high-performance semiconductor components for wireless applications. The wireless markets are characterized by the frequent introduction of new products and services in response to evolving product and process technologies and consumer demand for greater functionality, lower costs, smaller products and better performance. As a result, we have experienced and will continue to experience some product design obsolescence. We expect our customers’ demands for improvements in product performance to continue, which means that we must continue to improve our product designs and develop new products that may use new technologies. It is possible that competing technologies will emerge that permit the manufacture of ICs that are superior to the products we make under existing processes. If that happens and we cannot design products using that technology or develop competitive products, our operating results will be adversely affected.
We depend on a few large customers for a substantial portion of our revenue.
Historically, a substantial portion of our revenue has come from large purchases by a small number of customers and we expect that trend to continue. Our future operating results depend on both the success of our largest customers and on our success in diversifying our products and customer base.

We typically manufacture custom products on an exclusive basis for individual customers for a negotiated period of time. The concentration of our revenue with a relatively small number of customers makes us particularly dependent on factors affecting those customers. For example, if demand for their products decreases, they may stop purchasing our products and our operating results would suffer. Most of our customers can cease incorporating our products into their products with little notice to us and with little or no penalty. The loss of a large customer and failure to add new customers to replace lost revenue would have a material adverse effect on our business, financial condition and results of operations.
Our operating results are dependent on our GaAs process technology and demand for our GaAs products.
Although we design products using multiple distinct process technologies, a substantial portion of our revenue comes from the sale of products manufactured using GaAs process technology. Our dependence on GaAs products could have an adverse effect on our operating results in the future. Competitors offer their own GaAs products, which can adversely affect our selling prices. Also, other process technologies that compete with GaAs could have certain characteristics that are superior to GaAs. If we are unable to access these technologies through licenses or foundry service arrangements, we will be competitively disadvantaged. These and other factors could reduce the demand for GaAs components or otherwise adversely affect our operating results.
We operate in a very competitive industry and must continue to implement innovative technologies and increase capacity utilization in order to reduce costs and improve margins.
We compete with several companies primarily engaged in the business of designing, manufacturing and selling RF components, as well as suppliers of discrete products such as transistors, capacitors and resistors. Several of our competitors either have GaAs HBT process technology or are developing GaAs HBT or new fabrication processes. Foundry services are now available for GaAs HBT processes, which may enable new competitors without their own fabrication facilities. Customers could develop products that compete with or replace our products. A decision by any of our large customers to design and manufacture ICs internally could have an adverse effect on our operating results. Increased competition could mean lower prices for our products, reduced demand for our products and a corresponding reduction in our ability to recover development, engineering and manufacturing costs. In order to improve our margins, we need to reduce our costs by making continual operational improvements to reduce cycle time, increase capacity utilization and improve test yields. Our inability to meet these objectives could have an adverse effect on our operating results.
Many of our existing and potential competitors have entrenched market positions, historical affiliations with OEMs, considerable internal manufacturing capacity, established intellectual property rights and substantial technological capabilities. Many of our existing and potential competitors may have greater financial, technical, manufacturing or marketing resources than we do. We cannot be sure that we will be able to compete successfully with our competitors.
Our operating results are substantially dependent on development of new products.
Our future success will depend on our ability to develop new product solutions for existing and new markets. We must introduce new products in a timely and cost-effective manner and secure production orders from our customers. The development of new products is a highly complex process, and we have experienced delays in completing the development and introduction of new products at times in the past. Our successful product development depends on a number of factors, including the following:
•	the accuracy of our prediction of market requirements and evolving standards;

•	our ability to design products that meet our customers’ cost, size and performance requirements;

•	acceptance of our new product designs;

•	the availability of qualified product designers;

•	our timely completion and execution on the product designs and ramp of new products according to our customers needs with acceptable manufacturing yields;

•	acceptance of our customers’ products by the market and the variability of the life cycle of such products; and

•	our ability to successfully design, develop, manufacture and integrate new components, such as pHEMT switches and filters, to increase our product content.
We may not be able to design and introduce new products in a timely or cost-efficient manner, and our new products may fail to meet the requirements of the market or our customers. In that case, we likely will not reach the expected level of production orders, which could adversely affect our operating results. Even when a design win is achieved, our success is not assured. Design wins may require significant expenditures by us and typically precede volume revenue by six to nine months or more. The actual value of a design win to us will ultimately depend on the commercial success of our customer’s product.
We face risks associated with the operation of our manufacturing facilities.
We operate facilities with MBE and wafer fabrication capabilities in Greensboro, North Carolina, and Newton Aycliffe, United Kingdom. We currently use several international and domestic assembly suppliers, as well as internal assembly facilities in China and Germany, to assemble and test our products. We currently have our own test and tape and reel facilities located in Greensboro, North Carolina and China, and we also utilize contract suppliers and partners in Asia to test our products.
A number of factors will affect the future success of our facilities, including the following:
•	demand for our products;

•	our ability to adjust production capacity in a timely fashion in response to changes in demand for our products;

•	our ability to generate revenue in amounts that cover the significant fixed costs of operating the facilities;

•	our ability to qualify our facilities for new products in a timely manner;

•	the availability of and the impact of the volatility of commodity pricing on raw materials, including GaAs substrates, gold and high purity source materials such as gallium, aluminum, arsenic, indium, silicon, phosphorous and beryllium;

•	our manufacturing cycle times;

•	our manufacturing yields;

•	the political and economic risks associated with the increased reliance on our manufacturing operations in China, United Kingdom and Germany;

•	heavy reliance on our internal facilities;

•	heavy reliance on our wafer fabrication facilities located in the same geographic area;

•	our ability to hire, train and manage qualified production personnel;

•	our compliance with applicable environmental and other laws and regulations; and

•	our ability to avoid prolonged periods of down-time in our facilities for any reason.
If we experience poor manufacturing yields, our operating results may suffer.

Our products are very complex. Each product has a unique design and is fabricated using semiconductor process technologies that are highly complex. In many cases, the products are assembled in customized packages. Our products, many of which consist of multiple components in a single package, feature enhanced levels of integration and complexity. Our customers insist that our products be designed to meet their exact specifications for quality, performance and reliability. Our manufacturing (logistics) yield is a combination of yields across the entire supply chain including wafer fabrication, assembly, and test yields. Due to the complexity of our products, we periodically experience difficulties in achieving acceptable yields on certain new and existing products.
Our customers also test our components once they have been assembled into their products. The number of usable products that result from our production process can fluctuate as a result of many factors, including the following:
•	design errors;

•	defects in photomasks (which are used to print circuits on a wafer);

•	minute impurities in materials used;

•	contamination of the manufacturing environment;

•	equipment failure or variations in the manufacturing processes;

•	losses from broken wafers or other human error; and

•	defects in packaging.
We seek to improve our manufacturing yields. Typically, for a given level of sales, when our yields improve, our gross margins improve, and when our yields decrease, our unit costs are higher, our margins are lower, and our operating results are adversely affected.
We depend heavily on third parties.
We purchase numerous component parts, substrates and silicon-based products from external suppliers. The use of external suppliers involves a number of risks, including the possibility of material disruptions in the supply of key components and the lack of control over delivery schedules, capacity constraints, manufacturing yields, quality and fabrication costs.
We currently use several external manufacturing suppliers to supplement our internal manufacturing capabilities. We believe all of our key vendors and suppliers are compliant with applicable ISO 9000 or QS 9000 standards. However, if these vendors’ processes vary in reliability or quality, they could negatively affect our products and, therefore, our results of operations.
Our operating results could vary as a result of the methods, estimates and judgments we use in applying our accounting policies.
The methods, estimates and judgments we use in applying our accounting policies have a significant impact on our results of operations (see “Critical Accounting Policies and Estimates” in Part II, Item 7 of this Form 10-K). Such methods, estimates and judgments are, by their nature, subject to substantial risks, uncertainties and assumptions, and factors may arise over time that lead us to change our methods, estimates and judgments that could significantly affect our results of operations.
During the second half of fiscal 2009, we initiated a restructuring to reduce our manufacturing capacity and costs, as well as operating expenses due primarily to lower demand for our products resulting from the global economic slowdown. Additionally, in early fiscal 2009, we implemented a restructuring to reduce our investments in wireless systems, including cellular transceivers and GPS solutions, in order to focus on RF component and compound semiconductor opportunities, including cellular front ends. Pursuant to Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144), we are required to test for recoverability if indicators of impairment exist such as a change in the extent or manner a long-lived asset is being used related to our restructuring. This requires us to estimate the undiscounted cash flows and determine the recoverability of the long-lived assets in order to measure the impairment, if any. These estimates will be used to recognize an impairment loss if the carrying amount of the long-lived asset exceeds its fair value for assets held and used. If we decide to sell long-lived assets related to the restructuring, we are required to measure the fair value less the cost to sell and recognize an impairment if the carrying value exceeds this value. Subsequent changes to fair value net of the cost to sell will impact the estimated impairment charge until the final sale of these assets.
In fiscal 2007, the calculation of share-based compensation expense under SFAS No. 123(R), "Share-Based Payment” (SFAS 123(R)), required us to use valuation methodologies and a number of assumptions, estimates and conclusions regarding matters such as expected forfeitures, expected volatility of our share price, the expected dividend rate with respect to our common stock and the exercise behavior of our employees. Furthermore, there are no means under applicable accounting principles to compare and adjust an expense if and when we learn of additional information that may affect the estimates that we previously made, with the exception of changes in expected forfeitures of share-based awards. Factors may arise over time that lead us to change our estimates and assumptions with respect to future share-based compensation arrangements, resulting in variability in our share-based compensation expense over time. Changes in forecasted share-based compensation expense could impact our gross margin percentage, research and development expenses, marketing and selling expenses, general and administrative expenses and our tax rate.
In fiscal 2009, we recorded a goodwill impairment based on a step-two analysis performed in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142). In determining the fair value of goodwill and intangible assets in connection with our impairment analysis, we considered various factors, including our estimates of future market growth and trends, forecasted revenue and costs, market capitalization, discount rates, expected periods over which our assets will be utilized and other variables. We based our fair value estimates on assumptions believed to be reasonable, but which are inherently uncertain. If economic conditions or other circumstances influencing the estimate of future cash flows or fair value change subsequently, we may incur future charges for impairment of our goodwill or intangible assets, which could adversely impact our results of operations.
We are subject to risks from international sales and operations.
We operate globally with sales offices and research and development activities as well as manufacturing, assembly and testing facilities in multiple countries. As a result, we are subject to risks and factors associated with doing business outside the United States. Global operations involve inherent risks that include currency controls and fluctuations as well as tariff, import and other related restrictions and regulations.
Sales to customers located outside the United States accounted for approximately 82% of our revenue in fiscal 2009. We expect that revenue from international sales will continue to be a significant part of our total revenue. Because the majority of our foreign sales are denominated in U.S. dollars, our products become less price-competitive in countries with currencies that are low or are declining in value against the U.S. dollar. Also, we cannot be sure that our international customers will continue to accept orders denominated in U.S. dollars.
The majority of our assembly, test and tape and reel vendors are located in Asia. This subjects us to regulatory, geopolitical and other risks of conducting business outside the United States. We do business with our foreign assemblers in U.S. dollars. Our manufacturing costs could increase in countries with currencies that are increasing in value against the U.S. dollar. Also, we cannot be sure that our international manufacturing suppliers will continue to accept orders denominated in U.S. dollars.
In addition, if terrorist activity, armed conflict, civil or military unrest or political instability occur in the United States or other locations, such events may disrupt manufacturing, assembly, logistics, security and communications, and could also result in reduced demand for our products. Pandemics and similar major health concerns could also adversely affect our business and our customer order patterns. We could also be affected if labor issues disrupt our transportation or manufacturing arrangements or those of our customers or suppliers. On a worldwide basis, we regularly review our key infrastructure, systems, services and suppliers, both internally and externally, to seek to identify significant vulnerabilities as well as areas of potential business impact if a disruptive event were to occur. Once identified, we assess the risks, and as we consider it to be appropriate, we initiate actions intended to minimize the risks and their potential impact. However, there can be no assurance that we have identified all significant risks or that we can mitigate all identified risks with reasonable effort.
We face challenges managing our employee base.

To manage our growth effectively, we must:
•	continue to develop leaders for key business units and functions;

•	expand our presence in international locations and adapt to cultural norms in foreign locations;

•	train and manage our employee base; and

•	attract and retain qualified people with experience in RF engineering, IC design and technical marketing and support.
Competition for these technical resources is intense. We must also manage multiple relationships with various customers, business partners and other third parties, such as our foundry, assembly, test and tape and reel partners. Our systems, networks, software tools or procedures may not be adequate to support our operations, and we may not be able to expand quickly enough to exploit potential market opportunities. Our future operating results and success may also depend on keeping key technical personnel and management and expanding our sales and marketing, research and development and administrative support. We do not have employment agreements with the majority of our employees. We must also continue to attract qualified personnel. The competition for qualified personnel is intense, and the number of people with experience, particularly in RF engineering, IC design, and technical marketing and support, is limited. We cannot be sure that we will be able to attract and retain other skilled personnel in the future.
We may engage in future acquisitions that dilute our shareholders’ ownership, cause us to incur debt and assume contingent liabilities.
As part of our business strategy, we expect to continue to review potential acquisitions that could complement our current product offerings, augment our market coverage or enhance our technical capabilities, or that may otherwise offer growth or margin improvement opportunities. While we currently have no definitive agreements providing for any such acquisitions, we may acquire businesses, products or technologies in the future. In the event of such future acquisitions, we could issue equity securities that would dilute our current shareholders’ ownership, incur substantial debt or other financial obligations or assume contingent liabilities. Such actions by us could seriously harm our results of operations or the price of our common stock. Acquisitions also entail numerous other risks that could adversely affect our business, results of operations and financial condition, including:
•	unanticipated costs, capital expenditures or working capital requirements associated with the acquisition;

•	acquisition-related charges and amortization of acquired technology and other intangibles that could negatively affect our reported results of operations;

•	diversion of management’s attention from our business;

•	injury to existing business relationships with suppliers and customers;

•	failure to successfully integrate acquired businesses, operations, products, technologies and personnel; and

•	unrealized expected synergies.
We may face uncertainties related to the effectiveness of our internal control over financial reporting.
Public companies in the United States are required to review their internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and related SEC rules. Any system of controls, however well designed and operated, can provide only reasonable, and not absolute, assurance that the objectives of the system are met. In addition, the design of any control system is based in part upon certain assumptions about the likelihood of future events. Because of these and other inherent limitations of control systems, there can be no assurance that any design will achieve its stated goal under all potential future conditions, regardless of how remote.

There can be no assurance that we or our independent registered public accounting firm will not identify a material weakness in our internal control over financial reporting in the future. An unresolved material weakness in our internal control over financial reporting could cause our management and our independent registered public accounting firm to conclude that our internal control over financial reporting is not effective. If our internal control over financial reporting is not considered adequate, we may experience a loss of public confidence, which could have an adverse effect on our business and stock price.
We rely on our intellectual property portfolio and may face claims of infringement.
Our success depends in part on our ability to obtain patents, trademarks and copyrights, maintain trade secret protection and operate our business without infringing on the proprietary rights of other parties. Because of the volume of creative works rendered throughout our offices, some of these works may not receive the benefit of federal registration. In addition, the wireless industry is subject to frequent litigation, often regarding patent and other intellectual property rights. Leading companies and organizations in the wireless industry have numerous patents that protect their intellectual property rights in these areas. In the event of an adverse result of any intellectual property rights litigation, we could be required to expend significant resources to pay damages for infringement, to develop non-infringing technology or to obtain licenses to the technology covered by the litigation. We cannot be sure that we would be successful in such development or that any such license would be available on commercially reasonable terms, if at all.
In addition to patent and copyright protection, we also rely on trade secrets, technical know-how and other unpatented proprietary information relating to our product development and manufacturing activities. We try to protect this information by entering into confidentiality agreements with our employees and other parties. We cannot be sure that these agreements will not be breached, that we would have adequate remedies for any breach or that our trade secrets and proprietary know-how will become known or independently discovered by others.
We may be subject to other lawsuits and claims relating to our products.
We cannot be sure that third parties will not assert product liability or other claims against us, our customers or our licensors with respect to existing and future products. Any litigation could result in significant expense and liability to us and divert the efforts of our technical and management personnel, whether or not the litigation is determined in our favor or covered by insurance.
We are subject to stringent environmental regulations.
We are subject to a variety of federal, state and local requirements governing the protection of the environment. These environmental regulations include those related to the use, storage, handling, discharge and disposal of toxic or otherwise hazardous materials used in our manufacturing processes. A change in environmental laws or our failure to comply with environmental laws could subject us to substantial liability or force us to significantly change our manufacturing operations. In addition, under some of these laws and regulations, we could be held financially responsible for remedial measures if our properties are contaminated, even if we did not cause the contamination.
The price of our common stock has fluctuated widely in the past and may fluctuate widely in the future.
Our common stock, which is traded on The NASDAQ Global Select Market, has experienced and may continue to experience significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in financial results, earnings below analysts’ estimates and financial performance, and other activities of our customers and other publicly traded companies in the semiconductor industry could cause the price of our common stock to fluctuate substantially. In addition, in recent periods, our common stock, the stock market in general and the market for shares of semiconductor industry-related stocks in particular have experienced extreme price fluctuations, which have often been unrelated to the operating performance of the affected companies. Any similar fluctuations in the future could adversely affect the market price of our common stock. Our stock price declined in fiscal 2009 and if our stock price continues to decline, it may be more difficult to raise capital, or we may be unable to do so at all, which could have a material adverse impact on our business and results of operations.
Our convertible subordinated debt may have a dilutive effect on our existing shareholders and may have other adverse effects on our results of operations.

On April 4, 2007, we issued $175.0 million aggregate principal amount of 0.75% Convertible Subordinated Notes due 2012 (the “2012 Notes”) and $175.0 million aggregate principal amount of 1.00% Convertible Subordinated Notes due 2014 (the “2014 Notes” and, together with the 2012 Notes, the “Notes”) in a private placement to Merrill Lynch, Pierce, Fenner & Smith Incorporated for resale to qualified institutional buyers. On April 10, 2007, we issued an additional $25.0 million aggregate principal amount of 2012 Notes in connection with Merrill Lynch’s partial exercise of its over-allotment option. The Notes are convertible into shares of our common stock under certain circumstances. Upon conversion, in lieu of shares of our common stock, for each $1,000 principal amount of Notes, a holder will receive an amount in cash equal to the lesser of (i) $1,000 or (ii) the conversion value, as determined under the applicable indentures governing the Notes. If the conversion value exceeds $1,000, we also will deliver, at our election, cash or common stock or a combination of cash and common stock equivalent to the amount of the conversion value in excess of the $1,000. This election to deliver cash or common stock if the conversion value exceeds the conversion price will require us to evaluate the inclusion of shares in our dilutive earnings per share calculation (based on the treasury stock method) in the event our stock price exceeds $8.05 per share.
In addition, in July 2003, we completed the private placement of $230.0 million aggregate principal amount of 1.50% convertible subordinated notes due 2010. As of March 28, 2009, these notes are convertible into a total of approximately 27.1 million shares of our common stock (subject to adjustment in certain circumstances) at a conversion price of $7.63 per share and are convertible at the option of the holder at any time on or prior to the close of business on the maturity date.
In fiscal 2009, we repurchased $55.3 million in principal amount of our convertible subordinated notes due 2010 and 2014, which resulted in a gain of approximately $14.4 million.
In the future, we may issue additional equity, debt or convertible securities to raise capital. If we do so, the percentage ownership of RFMD held by existing shareholders would be further reduced, and existing shareholders may experience significant dilution. In addition, new investors in RFMD may demand rights, preferences or privileges that differ from, or are senior to, those of our existing shareholders. The perceived risk associated with the sale of a large number of shares, including the 2007 convertible subordinated notes offering, could cause some of our shareholders to sell their stock, thus causing the price of our common stock to decline. Subsequent sales of our common stock in the open market could also have an adverse effect on the market price of our common stock.
The degree to which we are leveraged could have important consequences, including, but not limited to, the following:
•	our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes may be limited;

•	our shareholders’ interests could be diluted as a result of the shares of our common stock that would be issued in the event of conversion of our convertible subordinated notes;

•	we may be more vulnerable to economic downturns, less able to withstand competitive pressures and less flexible in responding to changing business and economic conditions;

•	a portion of our cash flow from operations will be dedicated to the payment of the principal of, and interest on, our indebtedness; and

•	our ability to meet our debt payment obligations, particularly at maturity, depends on our ability to generate significant cash flow in the future and we cannot assure holders that our business will generate cash flow from operations, or that future borrowings will be available to us in an amount sufficient to enable us to meet our payment obligations under our debt and to fund our other liquidity needs.
In connection with the 2007 convertible subordinated notes offering, we entered into a registration rights agreement with Merrill Lynch. Under the registration rights agreement, we filed an immediately effective shelf registration statement with the SEC covering resales of the Notes and the common stock issuable upon conversion of the Notes. If we fail to meet certain obligations to amend the registration statement, we will be required to make (i) additional interest payments to the holders of the affected Notes that is equal to an annual rate of 0.5% of the aggregate principal amount of the affected Notes, or (ii) if any of the affected Notes have been converted into shares of our common stock, a payment equal to an annual rate of 0.5% of the applicable conversion price with respect to such shares of common stock. If we are required to make these additional interest payments to the holders of the Notes, such payments may adversely affect our financial condition and results of operations, particularly our earnings results.
Provisions in our governing documents could discourage takeovers and prevent shareholders from realizing an investment premium.
Certain provisions of our articles of incorporation and bylaws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of RFMD. These provisions include the ability of our Board of Directors to designate the rights and preferences of preferred stock and issue such shares without shareholder approval and the requirement of supermajority shareholder approval of certain transactions with parties affiliated with RFMD. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock.
On August 10, 2001, our Board of Directors adopted a shareholder rights plan, pursuant to which uncertificated stock purchase rights were distributed to our shareholders at a rate of one stock purchase right for each share of common stock held of record as of August 30, 2001. The rights plan is designed to enhance the Board’s ability to prevent an acquirer from depriving shareholders of the long-term value of their investment and to protect shareholders against attempts to acquire us by means of unfair or abusive takeover tactics. The rights become exercisable based upon certain limited conditions related to acquisitions of stock, tender offers and certain business combination transactions involving us. The existence of the rights plan may impede a takeover of us not supported by the Board, including a takeover that may be desired by a majority of our shareholders or involving a premium over the prevailing stock price.
We may not fully realize the anticipated benefits from our restructurings.
During the second half of fiscal 2009, we initiated a restructuring to reduce manufacturing capacity and costs and operating expenses due primarily to lower demand for our products resulting from the global economic slowdown. Additionally, in early fiscal 2009, we implemented a restructuring to reduce our investments in wireless systems, including cellular transceivers and GPS solutions, in order to focus on RF component and compound semiconductor opportunities.
The restructurings are currently expected to eliminate approximately $140.0 million in annualized expenses related to manufacturing costs and operating expenses commencing in fiscal 2010. A portion of these expense reductions were realized in the first quarter of fiscal 2009, with the majority of the benefit realized in the third and fourth quarters of fiscal 2009. No assurance can be given that the implementation of the restructurings will generate all of the anticipated cost savings and other benefits.
In connection with implementing the restructurings, we have made changes to our management structure and many employees have assumed new or expanded roles. In addition, certain employees voluntarily terminated their employment with us. In light of the restructurings or in connection with any future business changes, key employees may need to gain experience in their new roles, may be distracted in carrying out their usual roles, or may decide to leave RFMD. No assurance can be given that the changes in our management structure, both those resulting from the restructuring and those that were unanticipated, will yield a more effective or competitively advantageous operation.
Industry overcapacity and current macroeconomic conditions could cause us to underutilize our manufacturing facilities and have a material adverse effect on our financial performance.
It is difficult to predict future growth or decline in the demand for our products, making it very difficult to estimate requirements for production capacity. We added significant capacity during fiscal 2008 and the first quarter of fiscal 2009 by expanding capacity at our existing wafer fabrication facilities and making acquisitions. During the second half of fiscal 2009, we initiated a restructuring to reduce manufacturing capacity and costs and operating expenses due primarily to lower demand for our products resulting from the global economic slowdown.
In the past, capacity additions by us and our competitors sometimes exceeded demand requirements, leading to oversupply situations. Fluctuations in the growth rate of industry capacity relative to the growth rate in demand for our products contribute to cyclicality in the semiconductor market, which is currently putting and may in the future put pressure on our average selling prices and have a material adverse effect on us.
As many of our manufacturing costs are fixed, these costs cannot be reduced in proportion to the reduced revenues experienced during periods in which we underutilize our manufacturing facilities as a result of reduced demand. If the demand for our products is not consistent with our expectations, our underutilization of our manufacturing facilities may have a material adverse effect on our operating results.
In the second half of fiscal 2009, due to the decrease in orders from our customers resulting from the global economic slowdown, we reduced our manufacturing output in order to reduce our inventory levels. This action resulted in the underutilization of our manufacturing facilities, which in turn led to large unfavorable manufacturing variances and negative impacts on our margins and results of operations.
We are subject to increased inventory risks and costs because we build our products based on forecasts provided by customers before receiving purchase orders for the products.
In order to ensure availability of our products for some of our largest customers, we start the manufacturing of our products in advance of receiving purchase orders based on forecasts provided by these customers. However, these forecasts do not represent binding purchase commitments and we do not recognize sales for these products until they are shipped to the customer. As a result, we incur inventory and manufacturing costs in advance of anticipated sales. Because demand for our products may not materialize, manufacturing based on forecasts subjects us to increased risks of high inventory carrying costs, increased obsolescence and increased operating costs. These inventory risks are exacerbated when our customers purchase indirectly through contract manufacturers or hold component inventory levels greater than their consumption rate because this causes us to have less visibility regarding the accumulated levels of inventory for such customers. As of March 28, 2009, our inventory reserves totaled $39.5 million due to the significant reduction in demand for our products resulting from the global economic slowdown. If actual demand continues to be less favorable than our forecasted demand, additional inventory reserves may be required in the future, which may adversely affect our operating results.
Changes in our effective tax rate may harm our results of operations.
A number of factors may increase our future effective tax rates, including the following:
•	the jurisdictions in which profits are determined to be earned and taxed;

•	the resolution of issues arising from tax audits with various tax authorities;

•	changes in the valuation of our deferred tax assets and liabilities;

•	adjustments to income taxes upon finalization of various tax returns;

•	increases in expenses not deductible for tax purposes;

•	changes in available tax credits;

•	changes in tax laws or the interpretation of such tax laws, and changes in generally accepted accounting principles; and

•	our decision to repatriate non-U.S. earnings for which we have not previously provided for U.S. taxes.
Any significant increase in our future effective tax rates could reduce net income for future periods.
We are increasingly selling certain of our products through channel partners and our inability to manage a channel partner or customer relationship may have an adverse effect on our business, financial condition and results of operations.
We are focused on developing relationships with channel and alliance partners to help us sell our products. These channel and alliance partners typically are large companies that provide system reference designs for OEMs and ODMs that include their baseband and other complementary products. Channel and alliance partners look to us and our competitors to provide RF products to their customers as part of the overall system design. In these relationships, we generally do not control the customer relationship. As a result, we are dependent upon the channel partner as the prime contractor to appropriately manage the end customer. The failure of the channel partner to do so can lead to situations where projects are delayed, modified or terminated for reasons outside our control. The channel and alliance partners may be in a different business or we may be their customer or competitor; therefore, we must balance our interest in obtaining new business with competitive and other factors. Our inability to manage these relationships could have an adverse effect on our business, financial condition and results of operations.